Exhibit 99.3
EXECUTION COPY
PAYOFF AND TERMINATION AGREEMENT
          This PAYOFF AND TERMINATION AGREEMENT (this “Agreement”) is made as of July 27, 2009 by and among SPRINT NEXTEL CORPORATION, a corporation organized under the laws of the state of Kansas (“Parent”), VIRGIN MOBILE USA, L.P., a Delaware limited partnership, as borrower under the Credit Agreement (as defined below) (“VMU”), VIRGIN ENTERTAINMENT HOLDINGS, INC., a Delaware corporation, as a lender under the Credit Agreement (“Virgin”), and SK TELECOM CO., LTD., a company organized under the laws of the Republic of Korea, as a lender under the Credit Agreement (“SK”). Parent, VMU, Virgin and SK are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties.” All capitalized terms used herein that are defined in the Credit Agreement and that are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
          WHEREAS, VMU, Virgin and SK are party to the Subordinated Credit Agreement, dated as of July 19, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, concurrently with the execution of this Agreement, Parent, Sprint Mozart, Inc. and Virgin Mobile USA, Inc., a Delaware corporation are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);
          WHEREAS, the Parties wish to enter into this Agreement and effectuate a payoff and termination of the obligations of VMU pursuant to the terms of the Credit Agreement; and
          WHEREAS, the Parties are entering into this Agreement concurrently with the execution and delivery of the Merger Agreement, it being acknowledged and agreed that this Agreement shall become effective upon its execution and delivery by each Party and shall terminate simultaneously with and cease to be effective upon any termination of the Merger Agreement prior to the Effective Time (as defined in the Merger Agreement).
          NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
          1. Payoff.
          (a) At the Effective Time, Parent, on behalf of VMU, agrees to pay to each of Virgin and SK, in the manner described in the Credit Agreement (except as otherwise provided in this Section 1), the amount necessary to pay in full the principal of all Revolving Loans owed to Virgin or SK (as applicable) and all interest accrued thereon to the Effective Time (such amount of principal and interest determined for each of Virgin and SK, its “Payoff Amount” and, together, the “Payoff Amounts”) which such Payoff Amount shall be determined as follows:
                    (i) As of 5:00 p.m. (New York City time) on the date hereof, the Payoff

          Amounts consist of:

	Virgin	SK
Principal	$51,111,111.11	$17,888,888.89
Interest	$260,984.95	$91,344.73
Total Payoff Amount	$51,372,096.06	$17,980,233.62
(ii) For the period commencing immediately after the date and time specified in clause (i) above and ending immediately prior to the Effective Time, each Payoff Amount set forth in clause (i) above shall be (x) increased by the amount of any increase in principal or interest accrued and unpaid pursuant to the Credit Agreement for the account of Virgin or SK, as applicable, during such period and (y) reduced by the amount of any payments (including, without limitation, any scheduled payments) or prepayments of the Revolving Loans (together with all interest paid thereon) for the account of Virgin or SK, as applicable, pursuant to the Credit Agreement during such period; provided, that (A) any such payments or prepayments shall be made in the manner prescribed in the Credit Agreement and (B) nothing in this Agreement shall be deemed a waiver of any scheduled payments of principal or interest due during such period.
          At least two (2) Business Days prior to the Effective Time (or such other time as VMU may reasonably request), Virgin and SK shall notify VMU in writing of the anticipated Payoff Amounts as of the Effective Time and each such Payoff Amount shall be subject to confirmation by Parent and VMU.
          The Payoff Amounts shall be paid, at the option of Parent, (i) in immediately available funds in the manner described in the Credit Agreement (except as otherwise provided in this Section 1) or (ii) in immediately available funds sufficient to satisfy all amounts required to be deducted or withheld pursuant to Section 1(b) (and paid in the manner described therein) and the remainder in an amount (the “Stock Payment Amount”) in the equivalent value of shares of Series 1 voting common stock, par value $2.00 per share, of Parent (“Parent Shares”), the number of which shall be determined by (x) dividing the Stock Payment Amount by the Average Parent Stock Price (as defined in the Merger Agreement), and (y) rounding down to the nearest whole share. Parent shall notify Virgin and SK in writing whether it intends to pay the Payoff Amount in the manner described in clause (i) or clause (ii) of the immediately preceding sentence no later than five (5) Business Days prior to the Effective Time; provided, that (A) if Parent does not deliver or cause to be delivered such written notice by such time, the Payoff Amount shall be paid in the manner described in clause (i) of such sentence and (B) each Payoff Amount shall be paid in the same manner.
          (b) If payment of the Payoff Amount to a payee is subject to any applicable withholding tax in any taxing jurisdiction, (i) Parent, on behalf of VMU, will pay to the relevant taxing authority the full amount required to be deducted or withheld from the payment, (ii) any amount so deducted or withheld and paid to the relevant taxing authority shall be treated for all purposes of this Agreement as having been paid to such payee, and (iii) Parent, on behalf of VMU, shall provide evidence of the amount so deducted or withheld to such payee to the extent that such evidence is available. If a payee wishes to claim the benefit of a reduced withholding rate pursuant to a tax treaty, it will provide Parent and VMU with all documentation required by the Internal Revenue Service for such purpose. Parent, VMU and Virgin acknowledge that, based on current law, they do not believe that Parent or VMU is required to withhold any tax imposed by any tax jurisdiction with respect to the payment of the Payoff Amount to a Delaware corporation.
          (c) Each of Virgin and SK hereby expressly agrees that, notwithstanding anything to the contrary contained in the Credit Agreement, payment of the Payoff Amount in accordance with this Agreement (whether such payment is made in cash or shares of stock) shall be effective to terminate the obligations of VMU under the Credit Agreement as described in paragraph 2 below.
          (d) Each of Virgin and SK hereby expressly agrees that, upon payment in full to Virgin and SK of the Payoff Amount in the manner described above, it irrevocably waives all rights to payment of any and all fees, expenses, costs, amounts or other Obligations under the Credit Agreement, whether payable as of the date hereof or hereafter incurred, including, without limitation, any amounts payable or incurred under Sections 2.11, 2.12, 2.13 and 8.5 of the Credit Agreement.
          2. Termination. Upon payment in full to Virgin and SK of the Payoff Amount in the manner described above:
          (a) all principal of and interest on all Revolving Loans and any fees thereon shall have been paid and satisfied in full and irrevocably discharged, terminated and released;
          (b) all commitments to make loans or otherwise extend credit to VMU under the Credit Agreement shall have been terminated;
          (c) all security interests and other liens granted to or held by Virgin and SK as security for such indebtedness and all other Obligations shall have been automatically, without any further action, forever satisfied, released and discharged;
          (d) all other Obligations of VMU shall have been paid and satisfied in full and shall have been automatically, without any further action, released and discharged, including, without limitation, Sections 2.11, 2.12, 2.13 and 8.5 of the Credit Agreement; and
          (e) the Credit Agreement and all other Loan Documents and all of the documents, instruments and other agreements related thereto shall have been terminated and are null and void and shall have no further force or effect, including, without limitation, Sections 2.11, 2.12, 2.13 and 8.5 of the Credit Agreement.
          Virgin and SK will, from and after the time of receipt of the Payoff Amount, deliver to VMU executed cancellations of security deeds, termination statements and such other documents and instruments of release and discharge pertaining to the security interests and liens described in clause (c) above of Virgin and SK in any of the property, real or personal, of VMU as VMU may reasonably request to effectuate, or reflect of public record, the release and discharge of all such security interests and liens. In addition, Virgin and SK hereby authorize VMU or any agent thereof, from and after the time of receipt by Virgin and SK of the Payoff Amount, to file all Uniform Commercial Code termination statements as are necessary to effectuate, or reflect of public record, the release and discharge of such security interests and liens. VMU acknowledges that Virgin’s and SK’s execution of and/or delivery of any documents releasing any security interest or claim in any property of VMU as set forth herein is made with no liability to Virgin or SK, and with no representation or warranty by or recourse to Virgin or SK.
          3. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that:
          (a) It is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. It has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
          (b) The execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the agreements contemplated hereby have been duly and validly authorized by it and no other actions or proceedings on the part of it or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.
          (c) This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of the other Parties, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4. Effectiveness; Termination of this Agreement. This Agreement shall become effective upon its execution and delivery by each Party. This Agreement shall terminate simultaneously with and cease to be effective upon any termination of the Merger Agreement prior to the Effective Time.
          5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          6. Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting for the Southern District of New York and, by execution and delivery of this Agreement, each Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
          7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
          9. Amendments; Waivers; Successors; No Third Party Beneficiaries. (a) No provision of this Agreement may be amended unless such amendment is approved in writing by all Parties. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.
          (b) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          10. Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Parent, to:
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: General Counsel
Telecopy: 913-523-9802
with a copy to:
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: President — Strategic Planning and
Corporate Initiatives

Telecopy: 913-523-8888
with a copy to (which shall not constitute notice):
King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Telecopy:       (212) 556-2222
Attention:       E. William Bates, II
                       Adam M. Freiman
If to VMU, to:
Virgin Mobile USA, L.P.
10 Independence Boulevard
Warren, NJ 07059
Attention: Chief Financial Officer
Telecopy: 908-607-4003
Confirmation: 908-626-0473
with a copy to:
Virgin Mobile USA, L.P.
10 Independence Boulevard
Warren, NJ 07059
Attention: General Counsel
Telecopy: 908-607-4017
Confirmation: 908-607-4078
with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telephone: 212-455-2000
Telecopy: 212-455-2502
Attention:     Alan M. Klein
                     Joseph A. Kaufman
If to Virgin, to:
Virgin Entertainment Holdings, Inc.
65 Bleecker Street, 6th Floor
New York, NY 10012,
Telecopy:       212-497-9051
Telephone:     212-497-9050
Attention:      General Counsel

with a copy to:
Virgin Management Ltd.
120 Campden Hill Road
London W8 7AR
Attention: Josh Bayliss
Telecopy: 44 20 3126 3610
Telephone: 020 7313 2011
with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: William Aaronson
Telecopy: 212-701-5397
Telephone: 212-450-4397
If to SK, to:
SK Telecom Co., Ltd.
11 Euljiro 2-ga
Jung-gu
Seoul 100-999, Korea
Fax: +82 2 6100 7928
Attention: Sang Woo Kim
[Signature Pages to Follow]

          IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.

SK TELECOM CO., LTD.
/s/ Jin Woo So
By: Jin Woo So
Title:	President, Global Management Service

VIRGIN MOBILE USA, L.P.
/s/ Daniel H. Schulman
By: Daniel H. Schulman
Title:	Chief Executive Officer

VIRGIN ENTERTAINMENT HOLDINGS, INC.
/s/ James M. Cahillane
By: James M. Cahillane
Title:	Vice President and Secretary

SPRINT NEXTEL CORPORATION
/s/ Keith O. Cowan
By: Keith O. Cowan
Title:	President — Strategic Planning and Corporate Initiatives